Exhibit 99.1
VAIL RESORTS, INC.
NEWS RELEASE
FOR IMMEDIATE RELEASE

Vail Resorts Contacts:
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL 2007 FIRST QUARTER RESULTS

•	Financial performance as expected in the seasonally low first quarter comprised of the months of August through October.
•	Season pass sales for the 2006/2007 ski season up 21% over same period in the prior year.
•	Strong advance bookings provide momentum for the 2006/2007 ski season.
•	Company announces launch of membership sales for the Vail Mountain Club.

BROOMFIELD, Colo. - December 11, 2006 - Vail Resorts, Inc. (NYSE: MTN) today announced financial results for the first quarter of fiscal 2007 ended October 31, 2006.
The Company uses the term “Reported EBITDA” and “Reported EBITDA excluding stock-based compensation” when reporting financial results in accordance with SEC rules regarding the use of non-GAAP financial measures. The Company defines Reported EBITDA as segment net revenues less segment operating expenses plus or minus segment equity investment income or loss.

Mountain Segment
Mountain revenue grew $5.9 million, or 14.6%, in the first quarter of fiscal 2007 to $46.2 million from $40.3 million for the comparable period last fiscal year. Mountain expense increased $7.2 million, or 10.0%, to $79.5 million. Reported EBITDA for the Mountain segment decreased $1.3 million, or 4.2%, to a loss of $32.5 million compared to a loss of $31.2 million for the comparable quarter last fiscal year.

Lodging Segment
Lodging revenue decreased by $1.3 million, or 3.2%, in the first quarter fiscal 2007 to $40.4 million from $41.8 million for the comparable period last fiscal year. Lodging expense decreased $1.3 million, or 3.4%, to $36.3 million. For the first quarter of fiscal 2006, the Lodging segment included revenue of $3.4 million and operating expense of $2.5 million related to Snake River Lodge & Spa (“SRL&S”), which was sold by the Company in January 2006; the Company subsequently obtained a long-term management contract for the hotel. Excluding the impact of the sale of SRL&S, Lodging revenue increased $2.0 million, or 5.3% and expenses increased $1.2 million, or 3.3%. Additionally, the Company recognized $2.4 million in revenue in the first quarter of fiscal 2007 associated with a termination fee pursuant to the terms of the management agreement at The Lodge at Rancho Mirage, in conjunction with the closing of the hotel as part of a redevelopment plan by the current hotel owner. Reported EBITDA for the Lodging segment was essentially flat at $4.1 million in the current and prior fiscal year first quarters.

Resort - Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenues, increased $4.5 million, or 5.5%, in the first quarter of fiscal 2007 to $86.6 million from $82.0 million for the comparable period last fiscal year. Resort expense increased $5.9 million, or 5.4%, to $115.8 million. First quarter Resort Reported EBITDA decreased $1.4 million to a loss of $28.4 million, a 5.1% decline over the comparable period last fiscal year. Resort Reported EBITDA excluding stock-based compensation decreased $1.4 million, or 5.4%, to a loss of $27.1 million.

Real Estate Segment
Real Estate revenue increased $23.5 million, or 693.5%, in the first quarter of fiscal 2007 to $26.9 million from $3.4 million for the comparable period last fiscal year. Real Estate expense increased 330.4% to $26.1 million. Real Estate Reported EBITDA for the quarter increased $3.4 million, or 130.8%, to $0.8 million compared to a loss of $2.6 million in the comparable period last fiscal year.

Total Performance
Total revenues increased $28.1 million, or 32.9%, in the first quarter of fiscal 2007 to $113.5 million from $85.4 million for the comparable period last fiscal year. Loss from operations for the quarter increased $1.0 million, or 2.0%, to a loss of $50.9 million. The Company recorded total pre-tax stock-based compensation expense of $2.0 million in the three months ended October 31, 2006, as compared to $1.7 million, for the three months ended October 31, 2005.
The Company reported a first quarter net loss of $35.8 million, or a loss of $0.93 per diluted share, compared to a net loss of $34.3 million, or a loss of $0.93 per diluted share, for the same period last fiscal year. Excluding stock-based compensation expense, the Company’s net loss for the first quarter of fiscal 2007 would have been $34.6 million, or a loss of $0.89 per diluted share compared to a loss of $33.2 million excluding stock-based compensation, or a loss of $0.90 per diluted share, for the same quarter last fiscal year.

Business Commentary and Outlook
Robert Katz, Chief Executive Officer, commented “The first fiscal quarter is a seasonally low quarter and historically a loss quarter, as none of our mountain resorts are open for winter business. This year’s first quarter was no exception with our financial performance essentially meeting our expectations. More importantly, the first quarter is critical as a ramp-up to the coming ski season and the metrics we have seen to date have been favorable.”
Commenting on the 2006/2007 ski season, Katz said “I am very excited about the 2006/2007 ski season. We have had strong openings at all of our mountain resorts with Keystone even opening ahead of schedule. As of today, the vast majority of our terrain is open at our Colorado resorts with Vail having over 4,000 acres currently open, including most of the Back Bowls as well as Blue Sky Basin. Our sales of season passes continued at a strong rate with sales to date increasing 12% in units and 21% in sales dollars over the same period last year. As a reminder, these sales will be booked into revenue during the 2006/2007 ski season. The Company’s marketing activities for the 2006/2007 ski season are paying off with bookings through our central reservations systems for our five mountain resorts up 15% in room nights and 24% in sales dollars. While at this point the results from season pass sales clearly reflect strong growth over the prior year’s record sales, we will not know until much further into the ski season whether central reservations bookings represent earlier bookings or an absolute level of increased bookings. We are nevertheless very pleased with our early season metrics at this point.”
Katz added, “We also have recently commenced the marketing for the Vail Mountain Club, an exclusive slope-side private club steps from the Vista Bahn Express lift as part of Vail’s Front Door project. Construction is expected to be completed early in calendar year 2008. We are currently selling 150 full memberships, which include parking privileges, with a membership deposit of $250,000 and 300 social memberships, which do not include parking, with a membership deposit of $100,000. Although we just began accepting deposits for this premier private club on December 6th, we already have sales commitments representing $15.2 million of total proceeds. ”
Katz added, “The new Breckenridge gondola is nearing completion and will be ready for the vast majority of the 2006/2007 ski season. This gondola will transform an already exciting town and continue to add momentum to the Breckenridge resort, already the second most visited resort in the U.S. Additionally, Crystal Peak Lodge, the first phase of Breckenridge’s redevelopment representing a 46 unit project at the base of Peak 7, is being brought to market this winter. We are excited about this ski-in/ski-out project and what it will bring to the Breckenridge resort. We are also anticipating that we would begin our marketing efforts on our first project in West LionsHead this season and we hope to shortly finalize our plans for this opportunity.”
Katz concluded, “While indicators continue to look favorable compared to last year, we are still very early into fiscal 2007 with a full ski season ahead of us and therefore at this time we are reiterating our full year guidance for fiscal 2007, provided on our October 5, 2006 earnings call. Also, in the first quarter, we continued our previously announced share repurchase program, resulting in the repurchase of 190,700 shares at an average price of $39.33 for a total amount of $7.5 million. Since inception of this program in fiscal 2006, the Company has repurchased 505,800 shares at an average cost of $36.26 for a total amount of approximately $18.3 million, with 2,494,200 shares remaining available under the existing repurchase authorization.”

CONFERENCE CALL
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab at www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).
***
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our Mountain and Lodging businesses; termination of existing hotel management contracts; adverse changes in the real estate markets; failure to commence or complete the planned real estate development projects; failure to achieve the anticipated short and long-term financial benefits from the planned real estate development projects; shortages or rising costs in construction materials; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	October 31,
	2006	2005
Net revenue:
Mountain	$46,164	$40,277
Lodging	40,408	41,750
Real estate	26,922	3,393
Total net revenue	113,494	85,420
Segment operating expense:
Mountain	79,487	72,291
Lodging	36,349	37,641
Real estate	26,118	6,069
Total segment operating expense	141,954	116,001
Other operating expense:
Depreciation and amortization	(21,585)	(18,923)
Relocation and separation charges	(735)	--
Asset impairment charges	--	(136)
Loss on disposal of fixed assets, net	(81)	(240)
Loss from operations	(50,861)	(49,880)
Mountain equity investment income, net	835	850
Real estate equity investment income, net	--	69
Investment income, net	2,063	1,188
Interest expense, net	(8,936)	(9,437)
Contract dispute charges	(3,605)	--
Loss on put options, net	--	(992)
Minority interest in loss of consolidated subsidiaries, net	1,790	1,926
Loss before benefit from income taxes	(58,714)	(56,276)
Benefit from income taxes	22,899	21,947
Net loss	$(35,815)	$(34,329)

Per share amounts:
Basic net loss per share	$(0.93)	$(0.93)
Diluted net loss per share	$(0.93)	$(0.93)

Other Data:
Mountain Reported EBITDA	$(32,488)	$(31,164)
Mountain Reported EBITDA excluding stock-based compensation	$(31,468)	$(30,209)
Lodging Reported EBITDA	$4,059	$4,109
Lodging Reported EBITDA excluding stock-based compensation	$4,392	$4,515
Resort Reported EBITDA	$(28,429)	$(27,055)
Resort Reported EBITDA excluding stock-based compensation	$(27,076)	$(25,694)
Real Estate Reported EBITDA	$804	$(2,607)
Real Estate Reported EBITDA excluding stock-based compensation	$1,412	$(2,226)

Vail Resorts, Inc.
Resort Revenue by Business Line
(In thousands)
(Unaudited)

	Three Months Ended		Percentage
	October 31,		Increase
	2006	2005	(Decrease)
Lift tickets	$--	$--	--%
Ski school	--	--	--%
Dining	3,887	3,506	10.9%
Retail/rental	24,518	21,705	13.0%
Other	17,759	15,066	17.9%
Total Mountain Revenue	46,164	40,277	14.6%

Total Lodging Revenue	40,408	41,750	(3.2)%

Total Resort Revenue	$86,572	$82,027	5.5%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	October 31,
	2006	2005
Real estate held for sale and investment	$301,781	$194,697
Total stockholders' equity	604,304	519,944

Long-term debt	542,990	524,174
Long-term debt due within one year	430	6,128
Total debt	543,420	530,302
Less: cash and cash equivalents	117,311	58,692
Net debt	$426,109	$471,610

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain, Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance. Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt (defined as long-term debt plus long-term debt due within one year less cash and cash equivalents) are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures. Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt do not purport to represent cash flows generated by operating, investing or financing activities or other financial statement data and should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with GAAP. The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA excluding stock-based compensation targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock-based compensation to net loss for the Company calculated in accordance with GAAP for the three months ended October 31, 2006 and 2005.
	(In thousands)
	Three Months Ended
	October 31,
	(Unaudited)
	2006	2005
Mountain revenue, net	$46,164	$40,277
Mountain operating expense excluding stock-based compensation	(78,467)	(71,336)
Mountain equity investment income, net	835	850
Mountain Reported EBITDA excluding stock-based compensation	(31,468)	(30,209)
Mountain stock-based compensation	(1,020)	(955)
Mountain Reported EBITDA	(32,488)	(31,164)

Lodging revenue, net	40,408	41,750
Lodging operating expense excluding stock-based compensation	(36,016)	(37,235)
Lodging Reported EBITDA excluding stock-based compensation	4,392	4,515
Lodging stock-based compensation	(333)	(406)
Lodging Reported EBITDA	4,059	4,109

Resort Reported EBITDA*	(28,429)	(27,055)
Resort Reported EBITDA excluding stock-based compensation*	(27,076)	(25,694)

Real Estate revenue, net	26,922	3,393
Real Estate operating expense excluding stock-based compensation	(25,510)	(5,688)
Real Estate equity investment income, net	--	69
Real Estate Reported EBITDA excluding stock-based compensation	1,412	(2,226)
Real Estate stock-based compensation	(608)	(381)
Real Estate Reported EBITDA	804	(2,607)
Total Reported EBITDA	(27,625)	(29,662)
Depreciation and amortization	(21,585)	(18,923)
Relocation and separation charges	(735)	--
Asset impairment charges	--	(136)
Loss on disposal of fixed assets, net	(81)	(240)
Investment income, net	2,063	1,188
Interest expense, net	(8,936)	(9,437)
Contract dispute charges	(3,605)	--
Loss on put options, net	--	(992)
Minority interest in loss of consolidated subsidiaries, net	1,790	1,926
Loss before benefit from income taxes	(58,714)	(56,276)
Benefit from income taxes	22,899	21,947
Net loss	$(35,815)	$(34,329)
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net loss excluding stock-based compensation, tax effected, to net loss of the Company calculated in accordance with GAAP for the three months ended October 31, 2006 and 2005. Also presented is a reconciliation of diluted net loss per share excluding stock-based compensation, tax effected, to diluted net loss per share of the Company calculated in accordance with GAAP for the three months ended October 31, 2006 and 2005. The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's results from ongoing operations for the three months ended October 31, 2006 and October 31, 2005 to prior periods.
	Three Months Ended
	October 31,
	(Unaudited)
(In thousands, except per share amounts)	2006	2005
Net loss excluding stock-based compensation	$(34,591)	$(33,241)
Stock-based compensation expense, before benefit from income taxes	(1,961)	(1,742)
Adjustment to benefit from income taxes	737	654
Net loss	$(35,815)	$(34,329)

Diluted loss per share excluding stock-based compensation	$(0.89)	$(0.90)
Stock-based compensation expense per diluted share, before benefit from income taxes	(0.05)	(0.05)
Adjustment to benefit from income taxes, per diluted share	0.02	0.02
Diluted net loss per share	$(0.93)	$(0.93)